Exhibit 99.1
FOR IMMEDIATE RELEASE:
SERVICE CORPORATION INTERNATIONAL COMPLETES PRIVATE OFFERINGS
OF $400 MILLION OF UNSECURED SENIOR NOTES
HOUSTON, Texas April 9 . . . Service Corporation International (NYSE: SCI), a provider of deathcare products and services, announced today that it had successfully completed its previously announced private placement offerings of $400 million aggregate principal amount of unsecured senior notes, consisting of $200 million aggregate principal amount of 6.75% Senior Notes due 2015 and $200 million aggregate principal amount of 7.50% Senior Notes due 2027. The Company intends to use the net proceeds from the offerings together with available cash to fund the closing of the tender offers for the Company’s 6.50% Notes due 2008 and 7.70% Notes due 2009.
The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes were not initially registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
The statements in this press release that are not historical facts are forward-looking statements made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the previously announced tender offers.
For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2006 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us.
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At December 31, 2006 we owned and operated more than 1,600 funeral homes and 400 cemeteries (of which over 230 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com. For more information about Dignity Memorial®, please visit http://dignitymemorial.com.
For additional information contact:
Investors: Debbie Young — Director / Investor Relations                                (713) 525-9088
Media: Greg Bolton — Director / Corporate Communications                         (713) 525-5235